SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2006

PRIVATEBANCORP, INC.
(Exact name of Registrant as specified in its charter.)

Commission File Number: 000-25887

Delaware (State or other jurisdiction of incorporation or organization)	36-3681151 (I.R.S. Employer Identification Number)
Ten North Dearborn Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 683-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On April 18, 2006, the Federal Home Loan Bank of Chicago (“FHLBC”) announced that it had received approval from its regulator, the Federal Housing Finance Board (“Finance Board”) to issue $1 billion of 10-year subordinated notes by the end of June 2006. The FHLBC also announced that it had entered into an amendment of the Written Agreement previously entered into on October 18, 2005 with the Finance Board. According to the FHLBC, the amendment reduces the minimum dollar amount of capital stock under the FHLBC’s minimum capital requirement, which will allow it to redeem the stock of withdrawing members whose membership will terminate prior to its planned issuance of the notes.

Based on the information provided by the FHLBC in its press release, PrivateBancorp, Inc. (the “Company”) anticipates that all of the $138.5 million of the FHLBC stock that it currently owns will be redeemed on May 1, 2006, subject to repayment by the Company of all of its currently outstanding obligations owed the FHLBC prior thereto.

Note: the information in this report (including the exhibits) is furnished pursuant to Item 7.01 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed a determination or an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.
By:
Name:	Ralph B. Mandell
Title:	Chairman, President and
Chief Executive Officer
Date:	April 20, 2006